For Immediate Release

Contact:                 Charles J. Urstadt, CEO
Willing Biddle, COO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.
Announces retirement of
James R. Moore, Chief Financial Officer

Greenwich, Connecticut. April 11, 2008 -- Urstadt Biddle Properties Inc. (“Company”) (NYSE:UBA and UBP) today announced that James R. Moore, Executive Vice President, Chief Financial Officer and Treasurer of the Company, will retire effective June 30, 2008.  The Company also announced that, pending the Board of Directors confirmation, John T. Hayes, the Company’s Vice President and Controller, has been named to succeed Mr. Moore as CFO on July 1, 2008.

Mr. Moore, who has served as the Company’s CFO since 1989, will continue to be available to the Company as a consultant pursuant to an agreement extending through June, 2010.

Mr. Hayes, a CPA, joined the Company in March 2007 as Vice President and Controller. Prior to joining the Company, he served as Corporate Controller for a privately owned developer and operator of large scale commercial laundromats in the U.S.  Previously, Mr. Hayes practiced public accounting for 10 years with PKF, a regional certified public accounting firm in New York.

Commenting on Mr. Moore’s retirement, Mr. Charles J. Urstadt, Chairman and CEO said, “Jim has been a mainstay of our strategic direction for twenty years and as CFO has made a giant contribution to the growth of our company.  His wise counsel and keen sense of humor will be missed by everyone at UBP, although we will still have the benefit of his services as a consultant.  We wish him and his family all the very best in his retirement.  We also look forward to working with John Hayes who during the past year has demonstrated outstanding ability to carry out the duties of our CFO.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1969.  UBP owns or has interest in 42 properties containing approximately 3.9 million square feet of space and has paid 152 consecutive quarters of uninterrupted dividends to its shareholders since its inception.